Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Chemical Design Holdings plc	(United Kingdom)
Chemical Design SARL	(France)
Pharmacopeia Drug Discovery, Inc.	(Delaware)
Accelrys GmbH	(Germany)
Accelrys Incorporated	(Delaware)
Accelrys Limited	(United Kingdom)
Accelrys SARL	(France)
Accelrys kk	(Japan)
Oxford Molecular Limited	(United Kingdom)
Oxford Molecular SA	(France)
Synopsys Scientific Systems Limited	(United Kingdom)
Synopsys Scientific Systems Incorporated	(New Jersey)
Synomics Limited	(United Kingdom)